Exhibit 99.1

ITT Elects Donald J. Stebbins to Its Board of Directors

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--February 24, 2012--ITT Corporation (NYSE: ITT) today announced that it has elected Donald J. Stebbins to its board of directors. Stebbins, 54, is chairman, chief executive officer and president of Visteon Corp., a leading global automotive supplier.

Prior to joining Visteon, Stebbins held senior leadership positions with Lear Corp., including president and chief operating officer of operations in Europe, Asia and Africa, and president and chief operating officer of operations in the Americas. Previously, he held positions at Bankers Trust Co. and Citibank.

“We are very pleased to welcome Don to ITT’s board of directors,” said Denise Ramos, CEO and president. “With his extensive experience in the international manufacturing and automotive sectors, Don’s deep expertise will be a powerful asset for this company as we continue to grow across these and other key global end markets.”

Stebbins is a member of the board of directors of WABCO Holdings Inc. and serves as a member of the Business Advisory Council for Miami University in Oxford, Ohio.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for growing industrial end-markets in energy infrastructure, electronics, aerospace and transportation. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 15 countries and sales in more than 125 countries. The company generated 2011 revenues of approximately $2.1 billion. For more information, visit www.itt.com.

CONTACT:
ITT
Investors:
Melissa Trombetta, +1-914-641-2032
melissa.trombetta@itt.com
or
Media:
Kathleen Bark, +1-914-641-2103
kathleen.bark@itt.com